Exhibit 10.1

Asset Purchase Agreement

1. Parties. Temple Trucking Services, Inc., an Indiana corporation with offices at 5601 Fortune Circle South Drive, Indianapolis, IN 46241 and does business as Redline Logistics, (“Temple” or the “Seller”), Segmentz, Inc., a Delaware Corporation with headquarters at 18302 Highwoods Preserve Parkway, (“Buyer”), and Paul Temple (the “Shareholder”) agree to the following sale.

2. Sale of Business Assets. Seller is selling certain of its assets and liabilities to Buyer and Buyer is buying said assets and liabilities from Seller.

3. Purchase and Sale. Material provisions of the purchase and sale agreement are:

A. Purchased Assets. “Purchased Assets” shall mean the following assets of Seller:

(i) All of Seller’s goodwill and intangible assets, including the current business names and phone numbers.

(ii) All facility leases between Seller and landlords for the headquarters location in Indianapolis, IN, as well as for all warehouse, transportation terminal or cross-dock facilities locations used by Seller in current business detailed in Schedule 3(A)(ii).

(iii) The furniture, fixtures and equipment listed in attached Schedule 3(A)(iii).

(iv) The equipment leases listed in attached Schedule 3(A)(iv).

(v) Businesses asset including but not limited to contracts, inventory, prepaid assets, deposits, and all other short term and long term assets in attached Schedule 3(A)(v). Specifically excludes Cash and Accounts Receivables.

B. Assumed Liabilities. At October 1, 2004 Temple Trucking owes Segmentz, Inc. approximately $1,300,000. Segmentz, Inc. will assume $820,000 of this liability. This will be the only liability that Segmentz, Inc. will assume.

C. Excluded Liabilities. Seller is retaining all debts and liabilities of Seller other than the Assumed Liabilities (“Excluded Liabilities”). At closing, Seller will confirm in an affidavit that Seller has retained all Excluded Liabilities.

4. Purchase Price. The purchase price is payable as follows:

A. 295,000 shares of Segmentz common stock at closing (10,000 shares to be given to each of the following individuals as compensation from the Seller; Steve Hipsky, Ken Crady and Cindy Blankenship total of 30,000 shares);

B. Up to $500,000 (performance payment) payable in cash or stock at the

Buyers option over the three years following the acquisition based on the terminal locations having positive earnings before tax of more than $190,000 for the year ended December 31, 2005, 2006 and 2007 as defined in section 6.

5. Employment Agreement.

A. Employment Agreements. At closing, Seller will enter into an employment contract of employment with Paul Temple. See attached agreement in Exhibit 5(A).

6. Performance Payment. As detailed in Purchase Price section 4, the Buyer will pay to Seller or his designee bonus money pursuant to achievement of combined benchmark earnings before income tax (EBIT) thresholds for the Louisville, Champagne, Grand Rapids, Warsaw and Indianapolis terminals, in addition to any additional freight management contracts obtained at the Evansville facility (i.e. excludes any current contracts at the facility) or newly established terminal in the north region as set forth below:

Year	EBIT Benchmark	Performance Payment
2005	$190,000	$167,000
2006	$190,000	$167,000
2007	$190,000	$166,000
2008	$200,000	Any unearned performance payment up to a total of $500,000

When EBIT for the Year equals or exceed the EBIT Benchmark, the Seller is paid pursuant to a formula that provides $167,000 Performance Payment for meeting the EBIT Benchmark, and additionally provides for prorata payment in the event that Earnings do not meet or exceed that EBIT Benchmark. Until at least $190,000 of annual EBIT is earned in the combined above terminals there is no payment to the Seller. Once the above terminals meet the minimum earnings the Seller will be paid based on the EBIT amount times the total performance bonus divided by the total EBIT benchmark (i.e. EBIT x 500,000 / 570,000 = payment). The entire payment made to the Sellers pursuant to these schedules in 4 above shall be referred to as the “Performance Payment.” In the event the entire performance payment has not been paid at the end of 2007 the Seller will be paid any unearned performance payment at the end of 2008 fiscal year provided the above noted terminals have EBIT of at least $200,000 in fiscal year 2008 and the total EBIT for Fiscal years 2005 through 2008 is greater than $570,000.

7. Closing. The closing will take place on or before November 22, 2004, at 12:00 PM, at the law offices of Adorno & Yoss, P.A., or at such other time and/or location as the parties hereto agree. At closing, Buyer and Seller will sign the documents specified in this contract and all other documents reasonably needed to transfer the Purchased Assets to Buyer. Buyer will pay Seller the amounts required by this contract and Seller will transfer the Purchase Assets to Buyer.

8. Documents for Transferring Assets. At closing, Seller will deliver to Buyer these signed documents:

A. A bill of sale for the tangible assets being bought, with a warranty of good title.

B. An assignment of the lease, with the landlord’s written consent.

C. Assignment of any other contracts that are being transferred to Buyer, with the written consent of the other contracting person, if such consent is required.

D. Assignments of all trademarks, patents, all intangible assets and copyrights that are part of this purchase.

Seller will also deliver to Buyer at closing all other documents reasonably needed to transfer the Purchased Assets to Buyer.

9. Seller’s Representations. The Seller and Paul Temple warrants and represents that:

A. Organization, Good Standing, Power, Etc. Seller (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and (b) has all requisite corporate power and authority (i) to own the Purchased Assets and carry on its business as presently being conducted and (ii) to execute, deliver and perform this Agreement and all other agreements, documents, and certificates set forth herein (the “Ancillary Documents”) which Seller is required to deliver pursuant hereto, and to consummate the transactions contemplated hereby and thereby. Seller is qualified to transact business as a foreign corporation in, and is in good standing in each jurisdiction listed on Schedule 9(A) and in which such qualification is necessary, except where failure to be so qualified would not have a material adverse effect on Seller.

B. Authorization of Agreement.

(i) Seller has taken all necessary corporate action (including, without limitation, obtaining the approval of its Board of Directors and consent of its stockholders), to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents which Seller is required to deliver pursuant hereto and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Ancillary Documents which Seller is required to deliver pursuant hereto has been or will be, duly and validly authorized, executed and delivered by Seller and this Agreement constitutes, and each of the Ancillary Documents constitutes or will upon execution and delivery constitute, the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

(ii) There are no subsidiaries, partnerships and joint ventures of Seller.

C. Books and Records, Capitalization. Seller has previously provided Buyer with true and complete copies of its Articles of Incorporation and By-laws. The authorized capital stock of Seller consists of 106 shares of common stock, no par value (the “Stock”), of which 106 are issued and outstanding. All of the shares comprising the Stock are validly issued, fully paid and non-assessable.

D. No Violations. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents which Seller is required to deliver pursuant hereto and the consummation by Seller of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the lapse of time, or both, (w), violate, or require any consent under, any Assigned Contract or other agreement or commitment to which Seller is a party, (x) violate any provision of law, rule or regulation to which Seller is subject or require any authorization, consent, approval, exemption or other action by or notice to any governmental entity, (y) violate any order, judgment or decree applicable to Seller or its Affiliates, or (z) violate any provision of its Articles of Incorporation or By-laws; except in the case of (x) and (y) for such violations which, individually or in the aggregate, would not have a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of the Business and would not materially hinder or impair the consummation of the transactions contemplated hereby.

E. Consents. No permit, authorization, consent or approval of or by, or any notification of or filing with, any person (governmental or private) is required by Seller in connection with its execution, delivery and performance of the Agreement and the Ancillary Documents which Seller is required to deliver pursuant hereto or its consummation of the transactions contemplated hereby and thereby.

F. Financial Statements. The balance sheets of Seller as of December 31, 2003 and 2002 and the statements of operations and cash flows for the fiscal years ended December 31, 2003 and 2002 and the period ended May 31, 2004, respectively, (each and all of the foregoing items being herein referred to as the “Financial Statements”), are true and complete, present fairly the financial position, results of operation and cash flow of the business as of the dates and for the periods indicated.

G. Compliance with Laws, Permits. The business is being conducted and has been conducted at all times, in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations. Seller has not, to its knowledge, received any notice of any alleged violation of law or regulation applicable to the Purchased Assets, the Assumed Liabilities or the business. There are no material licenses or permits currently required by Seller or any employee of Seller for the operation of the business as heretofore conducted.

H. Contracts.

(i) Schedule 9(H)(i) sets forth all of the Assigned Contracts and all other contracts, agreements and commitments relating to the Seller’s business to which Seller is a party, including any and all amendments, modifications and alterations thereof and any and all waivers with respect thereto. Other than the Assigned Contracts and except as set forth on Schedule 9(H)(ii), there are no material contracts, leases, agreements, arrangements, or understandings that limit, impair, modify, or otherwise affect in any material respect Seller’s right to operate its business or that will limit, impair, modify or otherwise affect in any material respect Buyer’s right to operate its business after the Closing Date.

(ii) Complete copies (or, if oral, full written descriptions) of all the Assigned Contracts, including all amendments thereto, have been delivered to Buyer. Except as disclosed on Schedule 9(H)(ii), all of the Assigned Contracts are valid, binding, in full force and effect in all material respects and enforceable in accordance with their terms against Seller and, to the knowledge of Seller, against each of the other parties to such Assigned Contracts. (i) There is no material breach, violation or default by Seller or, to the knowledge of Seller, any of the other parties to the Assigned Contracts nor is there any event (including the execution and delivery of this Agreement and the occurrence of the Closing) relating to Seller or, to the knowledge of Seller, relating to any other party, which, with notice or lapse of time or both, would constitute a material breach, violation or default, or give rise to any lien or encumbrance or right of termination, modification cancellation, prepayment, suspension, limitation, revocation or acceleration under, any Assigned Contract, and (ii) no other party to any of the Assigned Contracts is in arrears in respect of the performance or satisfaction of the terms and conditions on its part to be performed or satisfied under any of such Assigned Contracts and no waiver or indulgence has been granted by any of the parties thereto.

(iii) Seller has paid in full all amounts currently due and payable under the Assigned Contracts.

I. Absence of Certain Changes.

(i) Since December 31, 2003, Seller has:

(a) operated its business only in the usual, regular and ordinary course and in accordance with past practice;

(b) used all its best efforts, in the ordinary course of business consistent with past practice, to keep available the services of its officers, directors, employees, agents and consultants involved with its business;

(c) maintained all the Purchased Assets in the usual, regular and ordinary course and in accordance with past practice;

(d) used all commercially reasonable efforts, in the ordinary course of business consistent with past practice, to preserve its relationships with the lenders, suppliers, customers, licensors and licensees and others having significant business dealings with Seller such that the business will not be materially impaired;

(e) maintained its books and records in its usual, regular and ordinary manner, on a basis consistent with prior years;

(f) continued all material existing insurance policies (or comparable insurance) in full force and effect;

(g) reserved intact its business organization and not made or instituted any changes in its methods of purchase, sale, management, accounting or operation which would materially impact Seller’s business;

(h) performed and complied in all material respects, in the ordinary course of business consistent with past practice, with its obligations under all Assigned Contracts; and

(i) not increased the rate or terms of compensation payable or to become payable to its directors, officers, key employees or, except in the ordinary course of business in accordance with past practice, any of the other employees or adopted, amended or otherwise modified any bonus, pension or other employee benefit plan covering any of its directors, officers or employees.

(ii) Since December 31, 2003, Seller has not (A) suffered any change, event or development or series of changes, events or developments which, individually or in the aggregate, have had or are reasonably expected to have, a material adverse effect on its financial condition, assets, prospects, liabilities or results of operation, (B) suffered any material damage, destruction or casualty loss to any of the Purchased Assets (whether or not covered by insurance) or (C) to Seller’s knowledge, been the subject of any investigation by any governmental authority or been the subject of any threatened or commenced claim or litigation, and (ii) Seller has not:

(a) varied, assumed, terminated, amended the terms of or granted any waiver in respect of any Assumed Liability or any Assigned Contract except in the ordinary course of business consistent with past practices;

(b) granted, consented to or suffered the imposition of any lien or encumbrance on any of the Purchased Assets, other than liens and encumbrances on inventory of Seller granted, consented to, or suffered the imposition of, in the ordinary course of business consistent with past practice;

(c) sold, leased, transferred, assigned or otherwise disposed of any assets except in the ordinary course of business consistent with past practice;

(d) accelerated or delayed the manufacture, shipment or sale or license of any products, the sale of inventory, the collection of accounts or notes receivable or the payment of accounts or notes payable, or otherwise operated in a manner not in the ordinary course of business or not consistent with past practice;

(e) changed its accounting principles or policies; or

(f) agreed or otherwise committed to take any of the actions prohibited by the foregoing subparagraphs (i) through (v).

J. Title to Properties.

(i) Seller has good, valid and marketable title to all of its properties and assets, which are included in the Purchased Assets, free and clear of any liens and encumbrances or exceptions to title.

(ii) All of the assets, rights and properties owned, used or held for use by Seller or any of its Affiliates in the conduct of their business (other than the Excluded Assets) are included in the Purchased Assets.

K. Inventory. The inventory included in the Purchased Assets consists of items of a quality and quantity usable and salable in the ordinary course of business.

L. Litigation and Orders. Except as set forth on Schedule 9(L):

(i) There is no litigation pending or, to the knowledge of Seller, threatened against Seller or any of the Purchased Assets or which seeks to prevent or challenge the transactions contemplated hereby or by any of the Ancillary Documents;

(ii) There is not in existence any court order requiring Seller or any officer, director or employee of Seller to take any action of any kind with respect to the Purchased Assets or to which Seller or any officer, director or employee of Seller is a party or by which any of them is bound; and

(iii) Neither Seller nor any officer, director or employee of Seller has been permanently or temporarily enjoined or barred by any court order from engaging in or continuing any conduct or practice.

M. Intellectual Property.

(i) All U.S. and foreign trademarks, patents, service marks, trade names, copyrights, mask works and designs which are pending, applied for, granted, or registered in any country or jurisdiction of the world and are owned by Seller; (ii) all unregistered trademarks, patents, service marks and trade names which are owned by Seller; and (iii) all licenses, contracts, permissions and other agreements to which Seller is a party relating in any way to rights in any of the foregoing. Title to all registered intellectual property is recorded on records in the name of Seller and, to the extent applicable, all affidavits of continued use and incontestability in respect of such registered intellectual property have been timely filed.

(ii) Seller owns or possesses licenses or other valid rights to use, and upon consummation of the transactions contemplated by this Agreement Buyer shall own or possess licenses or other valid rights to use (without the making of any payment to others (other than as set forth in the Assigned Contracts) or the obligation to grant rights to others in exchange), all intellectual property necessary to the conduct of Seller’s business as currently conducted, including, without limitation, all releases required in connection with quotes, testimonials or likenesses utilized in editorial or promotional material; (ii) Seller’s right title and interest in such intellectual property is not being opposed by any claim or demand or in any proceeding, action, litigation or order to which Seller or any person or entity who has granted a license or other right to use intellectual property to Seller or who has been granted a license or other right to use intellectual property by Seller, is a party or subject; nor to the knowledge of Seller is any such claim, demand, proceeding, action, litigation or court order threatened; (iii) the conduct of Seller’s business as currently conducted does not to Seller’s knowledge materially infringe or conflict with any intellectual property of others; and (iv) no infringement by others of any intellectual property included in the Purchased Assets is known to Seller.

N. Customers. The lists included in the Purchased Assets constitute in all material respects the complete and accurate lists of names, addresses, purchase and payment history for each customer for the Business.

O. Taxes.

(i) For purposes of this Agreement, (i) ”Taxes” shall mean any federal, state,

provincial, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax, fee, assessment or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and (ii) ”Tax Return” shall mean all reports, returns, statements, estimates, declarations, notices, forms or other information required to be supplied to a Taxing authority in connections with Taxes.

(ii) Seller and its Affiliates have filed all Tax Returns that they were required to file. All such Tax Returns were correct and complete. All Taxes owed or payable by Seller and its Affiliates (whether or not shown on any Tax Return) have been paid or accrued. Seller and its Affiliates are not the beneficiary of any extension of time within which to file any Tax Return. No claim in writing has ever been made by a governmental body in a jurisdiction where Seller and its Affiliates do not file Tax Returns that they are or may be subject to taxation by that jurisdiction. There are no liens on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay Tax.

(iii) Seller and its Affiliates have collected, withheld and paid all amounts with respect to Taxes required to have been collected, withheld and paid.

(iv) Seller and its Affiliates have no knowledge of any actual or threatened assertion or assessment by any Taxing authority of any additional Taxes for any period for which Tax Returns have been filed. All deficiencies resulting from examinations of any such Tax Returns have been paid. All federal, state, local, and foreign income, franchise and sales and use Tax Returns, if any, filed with respect to Seller and its Affiliates for taxable periods ended on or after December 31, 2003, and indicates those income, franchise and sales and use Tax Returns (or any such Tax Returns relating to prior taxable periods) that have been audited or are currently under audit.

(v) Seller and its Affiliates have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(vi) Seller and its Affiliates have maintained, or caused to be maintained, and will maintain all required records with respect to sales, use or similar taxes with respect to the Purchased Assets or for which Seller and its Affiliates could have liability.

P. Employee Benefit Plans.

(i) There are no “employee benefit plan” within the meaning of Section 3(3) of ERISA (“Benefit Plan”) under which any Employee or former Employee of Seller or an ERISA Affiliate (as defined below) has a present or future right to benefits or under which Seller or an ERISA Affiliate has a present or future liability. Neither Seller nor any ERISA Affiliate currently sponsors, maintains, contributes to, or has any liability to, nor has Seller or any ERISA Affiliate ever sponsored, maintained, contributed to or been required to contribute to, or incurred any liability to, (i) any Benefit Plan which is subject to Title IV of

ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (as defined in ERISA Sections 3(37) or 4001(a)(3)) or (iii) any Benefit Plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any Employee upon or following his or her retirement or termination of employment, except as required by Section 4980B of the Code nor has Seller ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or as a group) for employee welfare benefits upon their retirement or termination of employment. For purposes of this Section 4.18(a), “ERISA Affiliate” means each business or entity which is a member of a “controlled group of corporations”, under “common control” or an “affiliated service group” with Seller within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with Seller under Section 414(o) of the Code, or is under “common control” with Seller, within the meaning of Section 4001(a)(14) of ERISA.

(ii) Each Benefit Plan has been established and maintained in accordance with its terms and in material compliance with all applicable, laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

(iii) Seller remains solely liable for any and all claims, benefits, contributions and liabilities of every nature under the Benefit Plans after the Closing, including the obligation to offer continued coverage under a group health plan pursuant to Section 4980B of the Code to qualified beneficiaries who become entitled to continued coverage under a Benefit Plan before, upon or after the Closing.

(iv) Neither Seller nor Seller’s business (i) is involved in or, to the knowledge of Seller, threatened with any labor dispute, grievance, or litigation relating to labor matters involving any Employees, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign), charges of unfair labor practices or discrimination complaints or (ii) has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act. No employees of Seller are currently, nor has any employee ever been, in his or her capacity as an employee of Seller, represented by any labor union for purposes of collective bargaining and, to the knowledge of Seller, no activities the purpose of which is to achieve such representation of all or some of such employees are threatened or ongoing. Seller (i) is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for employees.

Q. Environmental Protection.

(i) Seller is, and has been operated at all times, in compliance in all material respects with applicable Environmental Laws and has obtained, is in compliance with, and has made all required filings for issuance or renewal of, all permits, licenses, authorizations, registrations and other governmental consents required under any applicable Environmental Laws (“Environmental Permits”), and all such Environmental Permits are in full force and effect;

(ii) There are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or, to the knowledge of Seller, threatened, against Seller that are based on or related to any actual or alleged release of Hazardous Substances or any actual or alleged violation under Environmental Laws;

(iii) To the knowledge of Seller, there are no past or present facts, conditions, actions or omissions (including without limitation any releases of Hazardous Substances) that would (x) give rise to any liability or other obligation of Seller under any Environmental Laws, (y) could reasonably be expected to form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry under any Environmental Laws against Seller or any of their respective predecessors, or (z) interfere with or prevent continued compliance by Seller with Environmental Laws and/or Environmental Permits;

(iv) to the knowledge of Seller, Seller has not received any written notice or other communication that either of them is or may be a potentially responsible person or otherwise liable in connection with any waste disposal site or other location used for the disposal of any Hazardous Substances; and

(v) Seller has made available to Buyer complete and accurate copies of any reports, studies, analyses, tests, or monitoring data possessed or initiated by Seller pertaining to Hazardous Substances at, on, under or affecting any real property currently or formerly owned, leased or operated by Seller as it relates to Seller’s business or any other person for whose conduct Seller is or may be held responsible under Environmental Laws.

For the purposes of this Section 4.19, the following terms shall have the meanings indicated:

“Environmental Laws” shall mean all federal, state or local laws, statutes, ordinances, rules or regulations governing environmental, health or safety matters, as the same have been amended from time to time, including any common law cause of action, all indemnity agreements and other contractual obligations relating to environmental, health and safety matters, and all applicable judicial and administrative decisions, orders, and decrees relating to any of the foregoing.

“Hazardous Substances” shall mean any pollutants, contaminants, toxic or hazardous substances, materials, wastes, constituents, compounds or chemicals (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials, polychlorinated biphenyls ((“PCBs”) and PCB-containing equipment, radon and other radioactive elements, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or may form the basis of liability under, any Environmental Laws.

R. Fees. Neither Seller nor any of its Affiliates is obligated to pay, or has retained any broker or finder or any other person or entity who is entitled to, any broker’s or finder’s fee or any other commission or financial advisory fee based on any agreement or undertaking made by Seller in connection with the transactions contemplated hereby. Buyer shall not, through the transfer of the Purchased Assets or otherwise, have any obligations in respect of any such fees or commissions.

S. Accuracy of Information; Full Disclosure. To knowledge of Seller, none of the representations and warranties of Seller in this Agreement nor in any Ancillary Document to be furnished by Seller pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading

These warranties and representations will survive the closing.

10. Covenant Not to Compete. For the consideration received herein the Shareholders each agree for 3 years following the closing, none of Shareholders will directly or indirectly participate in a business that is similar to a business now or later operated by Buyer in the same geographical area. This includes participating in a business owned by Shareholder or as a co-owner, director, officer, consultant, independent contractor, employee or agent of another business.

In particular, none of the Shareholders will:

A. solicit or attempt to solicit any business or trade from Buyer’s actual or prospective customers or clients;

B. employ or attempt to employ any employee of Buyer;

C. divert or attempt to divert business away from Buyer; or

D. encourage any independent contractor or consultant to end a relationship with Buyer.

Each Shareholder acknowledges and agrees that if any Shareholder breaches or threatens to breach any of the terms of this paragraph 10, Buyer will sustain irreparable harm and will be entitled to obtain an injunction to stop any breach or threatened breach of this paragraph 10. Each Shareholder, by signing this contract, accepts and agrees to be bound by this covenant not to compete.

11. Additional Covenants.

A. Conduct Of Business Prior To The Closing. Between the date of this Agreement and the closing, Seller shall conduct its business in the ordinary course consistent with past practice and this Agreement and will use its commercially reasonable efforts to (x) preserve intact its business and the Purchase Assets, (y) keep available the services of its employees, and (z) preserve the current relationships of Seller with its customers, suppliers, landlords and other persons with which Seller has significant business relations. Without limiting the generality of the foregoing, and as an extension thereof, except for such actions as are expressly permitted by a provision of this Agreement or that are in the ordinary course of Seller’s business and are consistent with past practice, without the prior written consent of Buyer, Seller shall not directly or indirectly do or agree to do any of the following with respect to the Purchased Assets or the Assumed Liabilities:

(i) sell, assign, pledge, dispose of, transfer, convey, lease, license, guarantee, incur any new encumbrance(s) or otherwise dispose of or encumber, or authorize the sale, assignment, pledge, disposition, transfer, conveyance, lease, license, guarantee, or other disposal of, any asset used in the business or any interest therein;

(ii) terminate, cancel, impair, extend, renew, request any change in, agree to any change in, or fail to comply with, honor or enforce the provisions of any contract or license, or (ii) make any material change to the operations, services, or polices relating to customers or suppliers;

(iii) (a) increase the compensation or benefits (including fringe benefits) payable or to become payable to its employees, (b) grant, make or accrue, contingently or otherwise, any bonus, incentive compensation, service award or other like benefit for or to the credit of any of its employees, (c) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any of its employee, or establish, adopt, enter into or amend any employee equity incentive plans, retention plan or similar arrangements affecting any of its employees, or (d) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any employee equity incentive plans affecting any of its employees;

(iv) institute, waive, release, assign, compromise, cancel or forgive any claims against third parties or debts owing to such Seller involving more than $100,000, or (ii) take any actions with respect to inventory practices or purchases of raw materials, supplies, merchandise or other goods or services;

(v) (a) fail to maintain the Purchased Assets in good working order and condition and in a state of repair and condition that complies in all material respects with all laws, ordinary wear and tear excepted, (b) fail to replace inoperable, worn-out or obsolete or destroyed Purchased Assets which are reasonably necessary for the operation of the business or (c) fail to maintain its books and records in the usual, regular and ordinary manner; or

(vi) fail to comply with any applicable laws relating to the business, the non-compliance with which would be reasonably likely to have a material adverse effect.

B. Further Assurances. Each of the parties agrees at any time and from time to time after the date hereof, at the request of the other party hereto, to execute and deliver such other documents and instruments of transfer or assignment or assumption and to do all such further acts and things as shall reasonably be necessary or desirable to effectuate the transactions contemplated hereby, including, without limitation the transfer to Buyer the Purchased Assets free and clear of all liens and encumbrances.

12. Risk of Loss. If the Purchase Assets are damaged or destroyed before closing, Buyer may cancel this contract, in which case Seller will release Buyer from further obligation hereunder.

13. Disputes. If a dispute arises, either party may take the matter to court.

14. Required Signatures. This contract is valid only if signed by all of the shareholders of Seller.

15. Entire Agreement. This is the entire agreement between the parties. It replaces and supersedes any and all oral agreements between the parties, as well as any prior writings.

16. Expenses. Each party to this Agreement shall pay its own expenses related in any way to this agreement or the transactions set forth herein.

17. Successors and Assignees. This agreement binds and benefits the heirs, successors and assignees of the parties.

18. Notices. All notices must be in writing. A notice may be delivered to a party at the address that follows a party’s signature or to a new address that a party designates in writing. A notice may be delivered: (i) in person, (ii) by certified mail, or (iii) by overnight courier.

19. Governing Law. This agreement will be governed by and construed in accordance with the laws of the State of Florida.

20. Counterparts. The parties may sign several identical counterparts of this agreement. Any fully signed counterpart shall be treated as an original.

21. Modification. This agreement may be modified only by a writing signed by the party against whom such modification is sought to be enforced.

22. Breakup Fee. In the event that Buyer withdraws its offer without cause, it is agreed that the Buyer will reimburse the Seller for all reasonable costs incurred in connection with this Agreement. In the event that the Buyer withdraws its offer based on material misrepresentations by the Seller, the Seller agrees to reimburse the Buyer for all reasonable costs in connection with this Agreement, such reimbursement which may be taken as offset against funds which may be due to the Seller under the agency agreement.

23. Waiver. If one party waives any term or provision of this agreement at any time, that waiver will only be effective for the specific instance and specific purpose for which the waiver was given. If either party fails to exercise or delays exercising any of its rights or remedies under this agreement, that party retains the right to enforce that term or provision at a later time.

24. Severability. If any court determines that any provision of this agreement is invalid or unenforceable, any invalidity or unenforceability will affect only that provision and will not make any other provision of this agreement invalid or unenforceable and such provision shall be modified, amended or limited only to the extent necessary to render it valid and enforceable.

[Signatures on following page]

Dated: October 1, 2004

SELLER:	BUYER:
Temple Trucking Services Inc. and	Segmentz, Inc.
DBA Redline Logistics an Indiana Corporation	a Delaware Corporation

By:	By:
Paul Temple	Allan Marshall
Its President	Its Chief Executive Officer